Western Bancorp Announces Merger With PNB Financial Group

                          NEWPORT BEACH, Calif., Oct. 7

         WESTERN BANCORP ("Western") (Nasdaq: WEBC) today announced that on October 6, 1998, it signed a definitive agreement to merge with PNB Financial Group, Inc. ("PNB") (Nasdaq: PNBF). Shareholders of PNB will receive one share of Western stock for each outstanding share of PNB stock in a tax free exchange. The acquisition is expected to qualify for pooling-of-interests accounting and close in the first quarter of 1999. Both companies have completed their due diligence. Completion of the transaction is conditional upon the receipt of shareholder and applicable regulatory approvals.

         PNB operates through its subsidiary Pacific National Bank ("Pacific"). As of June 30, 1998, PNB had $267 million in assets and three banking branches in Newport Beach, Orange and Beverly Hills. Pacific is primarily focused in the areas of commercial banking, including lending to small businesses, construction lending and issuing loans insured by the Small Business Administration. In addition, PNB has a residential mortgage origination business with offices in Irvine, Santa Ana, Dublin and San Diego, California and an office in Phoenix, Arizona. Through the first nine months of 1998, PNB has originated approximately $1.1 billion in mortgage loans. PNB sells substantially all of its mortgage loans in the secondary market with servicing released. It is the intention of Western to merge Pacific into Southern California Bank, a wholly owned subsidiary of Western.

         Matthew P. Wagner, President and Chief Executive Officer of Western stated "Pacific helps to enhance our banking franchise both in Orange County and west Los Angeles. In addition, Pacific's mortgage business further expands Western's product line. This acquisition adds to shareholder value and should be accretive to earnings during 1999."

         PNB's Chief Executive Officer, Allen C. Barbieri, stated, "This transaction greatly benefits PNB shareholders as they will now own a more liquid stock in a stronger and faster growing banking franchise which is better positioned to take advantage of the vibrant Southern California economy. Pacific customers will continue to receive the personal attention expected from a community banking franchise while enjoying numerous new benefits and services not currently offered by Pacific."

         Pro forma with the pending acquisitions of PNB, Peninsula Bank of San Diego and Bank of Los Angeles, Western will have approximately $3.0 billion in assets and three banking subsidiaries: Peninsula Bank, Southern California Bank and Santa Monica Bank. Peninsula Bank serves San Diego County with ten branches. Southern California Bank serves southern Los Angeles, Orange and San Diego Counties with sixteen branches and with its specialized escrow services and asset based lending. Pro forma



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with the Bank of Los Angeles, Santa Monica Bank will serve its clients in Santa
Monica, Westwood, Malibu, Marina del Rey, Beverly Hills, Century City, Encino, Culver City, West Hollywood, and Glendale with sixteen branches and its specialized trust and investment management services.

         Lehman Brothers acted as financial advisor to PNB in this transaction.

         Forward-Looking Statements
         This press release includes forward-looking statements that involve inherent risks and uncertainties. Western and PNB caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include economic conditions and competition in the geographic and business areas in which Western and its subsidiaries and PNB operate, inflation, fluctuations in interest rates, legislation and governmental regulation and the progress of integrating Pacific National Bank, Peninsula Bank of San Diego, Bank of Los Angeles and Santa Monica Bank.

                         MAJOR TERMS OF THE TRANSACTION


            Price per share                       $29,625 in stock
            PNB shares outstanding
              (As of October 6, 1998)                    2,760,618
            Aggregate value                          $81.1 million
            Price to PNB book (June 30)                     2.79 X
            Western book value to PNB
              book value (June 30)                          1.70 X
            Western tangible book value
              to PNB tangible book value
              June 30                                       0.85 X
            Price to last 12 months
              diluted EPS                                   14.1 X
            Exchange ratio:                   Fixed at one for one
            Target closing                      First quarter 1999

         Note: All PNB share data has been adjusted for a 15% stock dividend paid in April 1998.

SOURCE:  WESTERN BANCORP
         CONTACT: Matthew P. Wagner, President & Chief Executive Officer of WESTERN BANCORP, Tel: 310-477-2402 x234, Fax: 310-231-0321; or Allen C.
Barbieri, President & Chief Executive Officer of PNB Financial Group, Inc., Tel:
949-851-1033, Fax: 949-833-9207.